Exhibit 99.2

Encore Capital Group Enters Agreement to Sell Propel Financial Services
to Prophet Capital Asset Management
- Encore Cites Expanded Opportunities to Invest Capital for Greater Returns
- Transaction Expected to Establish Propel’s Enterprise Value at More Than $340 Million
- Sale Expected to Generate More Than $150 Million of After-Tax Proceeds for Encore

SAN DIEGO — February 24, 2016 — Encore Capital Group (NASDAQ: ECPG), an international specialty finance company, today announced that it entered into an agreement to sell its wholly owned subsidiary Propel Financial Services to Prophet Capital Asset Management, an Austin, Texas-based Registered Investment Adviser. The transaction, which would establish Propel’s enterprise value at more than $340 million, is expected to close before the end of the first calendar quarter of 2016. Encore’s decision to divest Propel reflects the broadening array of opportunities within its global footprint and improving performance within its U.S. core business to generate greater returns on invested capital.

“Over the past few years, we’ve diversified Encore’s business by expanding into new global markets and asset classes. As a result, we now have access to attractive opportunities to deploy capital more efficiently at higher returns. In order to meet the higher return expectations of our other businesses, Propel’s tax lien investments require high levels of leverage, which is inconsistent with our longer term goal of deleveraging our balance sheet,” said Kenneth A. Vecchione, President and CEO of Encore. “This transaction provides significant benefits to Encore by improving our overall corporate invested capital returns, reducing our debt, providing liquidity, and allowing us to tighten our focus on expanding our market leadership in debt buying and servicing in the U.S. and around the world.”

Bobby Epstein, Managing Partner of Prophet Capital Asset Management, said, “This transaction is a perfect fit for us, as we value the opportunity to add a synergistic portfolio to our existing strategy. We have followed Propel's trajectory since well before Encore acquired them, and even explored a partnership several years ago. This business sector and Propel’s tax lien investments are not new to us, and we view this sizable transaction as a unique opportunity.”

“Propel plays a critical, consumer-friendly role in helping people address the real difficulty of not being able to pay their property tax bills,” said Vecchione. “Propel has a strong leadership team, and we are confident that it is well positioned to continue serving its customers and employees. We will work closely with Prophet Capital to ensure the smoothest possible transition.”

Jack Nelson, Propel’s President, co-founded the company in 2007 and has guided its growth in becoming one of the largest property tax finance companies in the United States. “We truly enjoyed and benefited from partnering with Encore since they acquired Propel in 2012. This combination helped us grow substantially as we expanded our business to 23 states across the country, and I am highly optimistic about our future under new ownership.”

As a result of the agreement to sell Propel, Encore booked a non-cash goodwill impairment charge of $49 million dollars in the fourth quarter. On a cash-on-cash IRR basis, Encore’s ownership of Propel is expected to conclude as a nearly break-even investment.

Once completed, the sale transaction is expected to generate more than $150 million of after-tax proceeds for Encore.

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions for consumers and property owners across a broad range of assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, municipalities, and utility providers.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. More information about the Company's Cabot Credit Management subsidiary can be found at http://www.cabotcm.com. Information found on the company’s or Cabot’s website is not incorporated by reference.

Contact:
Katie Lilley (Encore)
P: 703-722-3061
M: 202-253-5026
katielilley@hillenby.com